Exhibit 5.1

Pasithea Therapeutics Corp.

1111 Lincoln Road

Suite 500

Miami Beach, FL 33139

Re:   Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Pasithea Therapeutics Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the of the offering for resale by the selling stockholders listed therein of up to an aggregate of 17,710,000 shares of the Company’s common stock, par value $0.001 per share, consisting of (i) 8,680,000 shares of Common Stock issued pursuant to a Securities Purchase Agreement entered into on November 24, 2021(the “Pipe Shares”) with 21 institutional investors (the “November 2021 Private Placement”); (ii) 8,680,000 shares of Common Stock issuable upon exercise of outstanding warrants (the “Warrant Shares”) issued in the November 2021 Private Placement (the “Warrants”); and (iii) 350,000 shares of Common Stock acquired by Alpha Capital Anstalt from Epic Capital, Craig Auringer and DPL capital pursuant to a purchase agreement dated September 14, 2021 (the “Alpha Shares”, and together with the PIPE Shares, the “Shares”). The Shares, Warrant Shares and Warrants are collectively referred to as the “Securities”.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation and Bylaws of the Company, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, and (iv) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are, and the Warrant Shares, when paid for and issued pursuant to the terms of the applicable Warrants, will be, duly authorized, legally issued, fully paid and non-assessable. The Warrants are legally and validly binding obligations of the Company.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the filing of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP